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Freeport-McMoRan Announces Agreement to
Sell its Deepwater Gulf of Mexico Properties

PHOENIX, AZ, September 12, 2016 – Freeport-McMoRan Inc. (NYSE: FCX) announced today that its oil and gas subsidiary, Freeport-McMoRan Oil & Gas (FM O&G), has entered into a purchase and sale agreement with Anadarko Petroleum Corporation (NYSE: APC) for the sale of its Deepwater Gulf of Mexico (GOM) properties for total cash consideration of $2.0 billion and up to $150 million in contingent payments.
The contingent payments would be received over time as Anadarko realizes future cash flows in connection with FM O&G’s recently completed third-party production handling agreement for the Marlin platform. Anadarko will also assume future abandonment obligations associated with the properties which had a book value of approximately $0.5 billion at June 30, 2016.
Richard C. Adkerson, President and Chief Executive Officer, said, "We are pleased to announce this transaction which brings our total 2016 asset sale transactions to over $6 billion and reflects our commitment to debt reduction and our focus on dedicating our capital and management resources to our global leading copper business. With our announced asset sale transactions combined with cash flows from operations and previously announced at-the-market equity transactions, we are on track to achieve our stated balance sheet objectives. We congratulate our Deepwater GOM team on developing a strong portfolio of assets that will enable Anadarko to build on our success. We look forward to closing both the Deepwater GOM transaction and the previously announced Tenke transaction during 2016 and to continuing to execute our plans to enhance long-term value for shareholders.”
The transaction has an effective date of August 1, 2016, and is expected to close in fourth-quarter 2016, subject to customary closing conditions.
For the twelve month period ended June 30, 2016, net daily sales volumes from FM O&G’s Deepwater GOM properties averaged approximately 73 thousand barrels of oil equivalents (MBOE). Over this period, revenues totaled $1.0 billion, cash production costs (before G&A) totaled $0.3 billion and capital expenditures totaled $1.6 billion.
Preferred shareholders in FM O&G’s consolidated subsidiary, Plains Offshore Operations Inc., are entitled to receive $582 million in connection with the transaction. The remaining net proceeds will be used for debt repayment.
FCX does not expect to record a material gain or loss on the transaction.
FCX also announced today it is commencing a consent solicitation to obtain approval from holders of five series of FM O&G Notes to align covenants to those in the existing Notes previously issued by FCX. FCX is the guarantor of FM O&G Notes with aggregate principal amounts totaling $2.3 billion. Prior to completing the Deepwater GOM sale transaction, FCX plans to merge FM O&G into FCX, or alternatively amend the FM O&G Notes to conform the indentures to FCX’s Senior Notes. In either scenario, there is no requirement to redeem the FM O&G Notes in connection with this transaction.
FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets. FCX is the world's largest publicly traded copper producer.

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FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America. Additional information about FCX is available on FCX's website at "fcx.com."

Cautionary Statement Regarding Forward-Looking Statements:  This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as expectations related to completion of the pending transaction. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include the ability of the parties to secure regulatory approvals, satisfy closing conditions and consummate the pending transaction and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX's subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward looking statements.
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